Exhibit 99.2

IRONNET’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless context otherwise requires, all references in this section to “IronNet,” “we,” “us,” “our,” or “its” refer to IronNet and its consolidated subsidiaries prior to the Business Combination.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto attached as an exhibit to the 8-K. The consolidated financial statements, attached as an exhibit to the 8-K, are presented in U.S. dollars (USD) rounded to the nearest thousand, with the amounts in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) rounded to the nearest tenth of a million. Therefore, differences in the tables between totals and sums of the amounts listed may occur due to such rounding.

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in the Form S-4 filed with the SEC on August 6, 2021, incorporated by reference, particularly in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2021 and January 31, 2020 are referred to herein as fiscal 2021 and fiscal 2020, respectively. The three months ended July 31, 2021 and July 31, 2020 periods are referred to herein as quarter to date 2022 and quarter to date 2021, respectively. The six months ended July 31, 2021 and July 31, 2020 periods are referred to herein as year to date 2022 and year to date 2021, respectively.

Overview

Gen. Keith B. Alexander (Ret.) founded IronNet in 2014 to solve the major cybersecurity problem he witnessed and defined during his tenure as former head of the NSA and founding Commander of U.S. Cyber Command: You can’t defend against threats you can’t see. Our innovative approach provides the ability for groups of organizations—within an industry sector, supply chain, state or country, for example—to see, detect and defend against sophisticated cyber attacks earlier and faster than ever before.

IronNet has defined a new market category called Collective Defense. IronNet has developed the Collective Defense platform, a solution that can identify anomalous (potentially suspicious or malicious) behaviors on computer networks and share this intelligence anonymously and in real time among Collective Defense community members. Collective Defense communities comprise groups of organizations that have common risks, such as a supply chain, a business ecosystem, or across an industry sector, a state, or a country. This cybersecurity model delivers timely, actionable, and contextual alerts and threat intelligence on attacks targeting enterprise networks, and functions as an early-warning detection system for all community members.

This new platform addresses a large and unwavering compound problem: limited threat visibility for increasingly borderless enterprises across sectors and at the national level, paired with ineffective threat knowledge sharing across companies and sectors and a “go it alone” approach to cybersecurity. These operational gaps, combined with market dynamics like the increased velocity of sophisticated cyber attacks and the deepening scarcity of qualified human capital, have set our mission to transform how cybersecurity is waged.

Our Business

IronNet has focused on the development and delivery of a suite of advanced cybersecurity capabilities for detection, alerting, situational awareness and hunt/remediation combined into a comprehensive Collective Defense platform. IronNet compliments these capabilities, delivered to both commercial and public sector enterprises, with professional services.

Software, Subscription and Support Revenue

Our primary line of business is the delivery of its integrated software capabilities through its Collective Defense platform. The platform is comprised of two flagship products:

IronDefense is an advanced NDR solution that uses AI-driven behavioral analytics to detect and prioritize anomalous activity inside individual enterprises. IronNet leverages advanced AI/ML algorithms to detect previously unknown threats, which are those that have not been identified and “fingerprinted” by industry researchers), in addition to screening known threats, and applies its Expert System to prioritize the severity of the behaviors—all at machine speed and cloud scale.

IronDome is a threat-sharing solution that facilitates a crowdsource-like environment in which the IronDefense threat detections from an individual company are shared among members of a Collective Defense community. IronDome analyzes threat detections across the community to identify broad attack patterns and provides anonymized intelligence back to all community members in real time, giving all members early insight into potential incoming attacks. Automated sharing across the Defense Community enables faster detection of attacks at earlier stages of the cyber kill chain.

Our Collective Defense platform delivers strong network effects: every customer contributing its threat data (anonymously) into the community reaps exponential benefits from the shared intelligence of the other organizations. The collaborative aspect of Collective Defense, and the resulting prioritization of alerts based on their potential severity, helps address the known problem of “alert fatigue” that plagues overwhelmed security analysts.

The Collective Defense platform is available for on-premise, cloud (public or private), and hybrid environments, and is scalable to include small-to-medium businesses, public-sector agencies, as well as multinational corporations. We utilize the platform to provide professional cybersecurity services such as incident response and threat hunting, as well as programs to help customers assess cybersecurity governance, maturity, and readiness. Our CS services are designed to create shared long-term success measures with our customers, differentiating us from other cybersecurity vendors by working alongside customers as partners and offering consultative and service capabilities well beyond implementation of our Collective Defense platform.

The Collective Defense platform is available via a subscription-based pricing and flexible delivery model, with options available for major public cloud providers such as AWS and Microsoft Azure; private cloud, or HCI such as Nutanix; and on-premise environments through hardware and virtual options. To make it as easy as possible for customers to add Collective Defense into their existing security stack, we built a rich set of APIs that enable integrations with standard security products, SIEM; SOAR; EDR; NGFW tools; and cloud-native logs from major public cloud providers.

Professional Services

We sell professional services, including development of national cyber security strategies, cyber operations monitoring, security, training, red team, incident response and tailored maturity assessments. Revenue derived from these services is recognized as the services are delivered.

Financing to Date

To date, IronNet has financed its operations primarily through private placements of common stock, warrants, redeemable convertible preferred stock and the closing of the business combination. From IronNet’s inception in 2014 through July 31, 2021, IronNet has raised aggregate gross proceeds of $178.6 million from the issuance of common stock, warrants and redeemable convertible preferred stock in exchange for cash. During the six months ended July 31, 2021, IronNet incurred a net loss of $32.7 million and used $31.7 million in cash to fund operations. As of July 31, 2021, IronNet had $14.1 million of cash on hand to continue to fund operations.

IronNet expects its capital and operating expenditures to increase significantly in connection with its ongoing activities, as IronNet:

•	continues to invest in research and development related to new technologies;

•	increases its investment in marketing and advertising, as well as the sales and distribution infrastructure for its products and services;

•	maintains and improves operational, financial, and management information systems;

•	hires additional personnel;

•	obtains, maintains, expands, and protects its intellectual property portfolio; and

•	enhances internal functions to support its operations as a publicly-traded company.

With the closing of the Business Combination on August 26, 2021, IronNet received gross proceeds of $138.3 million before fees and expenses, additionally, receipt of the funds from future financing rounds can now be considered probable, as defined in accounting standards ASU No. 2014-15 (subtopic 205-40).

Impact of COVID-19 On Our Business

In December 2019, the first cases of COVID-19 were reported in China. In March 2020, the World Health Organization declared COVID-19 a global pandemic. We operate in geographic locations that have been impacted by COVID-19. The pandemic has impacted, and could further impact, our operations and the operations of our customers as a result of quarantines, various local, state and federal government public health orders, facility and business closures, and travel and logistics restrictions. We anticipate governments and businesses will likely take additional actions or extend existing actions to respond to the risks of the COVID-19 pandemic. We are continuing to actively monitor the impacts and potential impacts of the COVID-19 pandemic on our customers, supply chain, and other integral parts of our operations. As the pandemic continues to varying impacts around the globe, we have noted that it has impacted the timing of certain of our professional services revenues.

We instituted a global work-from-home policy in March 2020 and to date have not experienced significant disruptions as a result. We expect that most of our employees will work from home indefinitely. As part of our shift to remote operations, we terminated several office leases that did not have a material financial impact on us.

In response to the increased economic uncertainties that the impact of the COVID-19 pandemic may have on our business, results of operations and liquidity and capital resources, we took measures to ensure that we would be able to maintain the continuity of our business operations. For example, in April 2020 we obtained a loan in the amount of $5.6 million from the U.S. Small Business Administration (SBA) under the Paycheck Protection Program (PPP). This loan was paid in full in August 2021. In addition to receiving a PPP loan under the CARES Act, we also elected to defer our portion of payroll taxes due for the period from March 2020 through December 31, 2020. Of the deferred amounts, one-half will become due on each of December 31, 2021 and 2022.

Key Factors Affecting Performance

New customer acquisition

Our future growth depends in large part on our ability to acquire new customers. If our efforts to attract new customers are not successful, our revenue may decline in the future. Our IronDefense and IronDome platforms are designed to be used in conjunction with point solutions to capture and share critical data and findings to enable our behavioral analytics to identify threats and for defenders to respond more accurately and quickly. IronNet believes that it has significant room to capture additional market share and intends to continue to invest in sales and marketing to engage its prospective customers, increase brand awareness, and drive adoption of its solution.

Customer retention

Our ability to increase revenue depends in large part on our ability to retain existing customers.

Investing in business growth

Since inception, we have invested significantly in the growth of our business. We intend to continue to invest in our research and development team to lead product improvements, our sales team to broaden our brand awareness and our general and administrative expenses to increase for the foreseeable future given the additional expenses for finance, compliance and investor relations as we grow as a public company. In addition to our internal growth, we may also consider acquisitions of businesses, technologies, and assets that complement and bolster additional capabilities to our product offerings.

Key Business Metrics

We monitor the following key metrics to measure our performance, identify trends, formulate business plans and make strategic decisions.

Recurring Software Customers

We believe that our ability to increase the number of subscription and other recurring contract type customers on our platform is an indicator of our market penetration, the growth of our business, and our potential future business opportunities. We have a history of growing the number of customers who have contracted for our platforms on a recurring basis, which does not include our professional services customers. Our recurring software customers include customers who have a recurring contract for either or both of our IronDefense and IronDome platforms. These platforms are generally sold together, but they also can be purchased on a standalone basis. We have consistently increased the number of such customers period-over-period, and we expect this trend to continue as we increase subscription offerings to small and medium-sized businesses, in addition to increased subscription offerings for our larger enterprise customers. The following table sets forth the number of recurring software customers as of the dates presented:

	July 31,
	2021	2020
Recurring Software Customers	51	22
Year-over-year growth	132%	22%

	January 31,
	2021	2020
Recurring Software Customers	27	20
Year-over-year growth	35%	43%

Annual Recurring Revenue (“ARR”)

ARR is calculated at a particular measurement date as the annualized value of our then existing customer subscription contracts and the portions of other software and product contracts that are to be recognized over the course of the contracts and that are designed to renew, assuming any contract that expires during the 12 months following the measurement date is renewed on its existing terms. We believe this is a reasonable assumption as less than 1% of an approximate total of $160 million in cumulative ARR that would have been reported over the last 12 quarters through the end of fiscal year 2021 did not renew their contract. The following table sets forth our ARR as of the dates presented:

	July 31,
	2021	2020
	(in millions)
Annual recurring revenues	$24.1	$19.5
Year-over-year growth	24%	21%

	January 31,
	2021	2020
	(in millions)
Annual recurring revenues	$25.8	$15.0
Year-over-year growth	72%	37%

Dollar-based Average Contract Length

Our dollar-based average contract length is calculated from a set of customers against the same metric as of a prior period end. Because many of our customers have similar buying patterns and the average term of our contracts is more than 12 months, this metric provides a means of assessing the degree of built-in revenue repetition that exists across our customer base.

We calculate our dollar-based average contract length as follows:

•	Numerator: We multiply the average total length of the contracts, measured in years or fractions thereof, by the respective revenue recognized for the last six months of each reporting period.

•

Denominator: We use the revenue attributable to software and product customers for the same six month period used in the numerator. This effectively represents the revenue base that is being generated by those customers.

Dollar-based average contract length is obtained by dividing the Numerator by the Denominator. Our dollar-based average contract length decreased from 3.2 to 2.8 years, or (13)%, for the six months ended July 31, 2021 as compared to the six months ended July 31, 2020, and decreased from 3.5 to 2.9 years, or 17% for the year ended January 31, 2021 as compared to the year ended January 31, 2020. As our revenues and our customer base increases, we expect our average contract length to trend downward over time. Declines in average contract length are not reflective of the average lifetime of a customer.

	July 31,
	2021	2020
	(in years)
Dollar-based average contract length	2.8	3.2

	January 31,
	2021	2020
	(in years)
Dollar-based average contract length	2.9	3.5

Calculated Billings

Calculated billings is a non-GAAP financial measure that we believe is a key metric to measure our periodic performance. Calculated billings represent our total revenue plus the change in deferred revenue in a period. Calculated billings in any particular period aims to reflect amounts invoiced to customers to access our software-based, cybersecurity analytics products, cloud platform and professional services, together with related support services, for our new and existing customers. We typically invoice our customers on multi-year or annual contracts in advance, either annually or monthly. Calculated billings decreased $4.3 million, or (26)%, in year to date 2022 over year to date 2021 and increased $19.7 million, or 85%, in fiscal 2021 over fiscal 2020. Calculated billings decreased when comparing year to date 2022 to year to date 2021 primarily due to lower revenue and during fiscal year 2021, IronNet was focused on growing their deferred revenue. As deferred revenue remains more consistent, we expect our calculated billings growth rate to trend down over time. We also expect that calculated billings will be affected by timing of entering into agreements with customers; and the mix of billings in each reporting period as we typically invoice customers multi-year or annually in advance and, to a lesser extent, monthly in advance.

While we believe that calculated billings may be helpful to investors because it provides insight into the cash that will be generated from sales of our subscriptions, this metric may vary from period-to-period for a number of reasons, and therefore has a number of limitations as a quarter-to-quarter or year-over-year comparative measure. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our metric of calculated billings as tools for comparison. Because of these and other limitations, you should consider calculated billings along with revenue and our other GAAP financial results.

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to calculated billings:

	Six Months Ended July 31,
	2021	2020	2021 vs 2020
	(in millions)
Revenue	$12.5	$14.8	(2.3)	(16)%
Add: Total Deferred revenue, end of period	33.6	21.9	11.7	53
Less: Total Deferred revenue, beginning of period	34.0	20.3	13.7	67

Calculated billings	$12.1	$16.4	$(4.3)	(26)%

	Year Ended January 31,
	2021	2020	2021 vs 2020
	(in millions)
Revenue	$29.2	$23.2	6.1	26%
Add: Total Deferred revenue, end of period	34.0	20.3	13.7	67
Less: Total Deferred revenue, beginning of period	20.3	20.3	0.0	0

Calculated billings	$42.9	$23.2	$19.7	85%

Components of Our Results of Operations

Revenue

Our revenues are derived from sales of software subscriptions, subscription-like software products and software support contracts as well as from professional services. Products, subscriptions and support revenues accounted for 95% of our revenue in quarter to date 2022, for 84% of our revenue in quarter to date 2021, for 96% of our revenue in year to date 2022, for 82% of our revenue in year to date 2021, and for 85% of our revenue for each of fiscal 2021 and fiscal 2020. Professional services revenues accounted for 5% of our revenue in quarter to date 2022, for 16% of our revenue in our quarter to date 2021, for 4% of our revenue in year to date 2022, for 18% of our revenue in year to date 2021 and for 15% of our revenue for each of fiscal 2021 and fiscal 2020.

Our typical customer contracts and subscriptions range from one to five years. We typically invoice customers in advance. We combine intelligence dependent hardware and software licenses as well as subscription-type deliverables with the related threat intelligence and support and maintenance as a single performance obligation, as it delivers the essential functionality of our cybersecurity solution. Most companies also participate in the IronDome collective defense software solution that provides them access to IronNet’s collective defense infrastructure linking participating stakeholders. As a result, we recognize revenue for this single performance obligation ratably over the expected term with the customer. Amounts that have been invoiced are recorded in deferred revenue or they are recorded in revenue if the revenue recognition criteria have been met. Significant judgement is required for the assessment of material rights relating to renewal options associated with our contracts.

Professional services revenues are generally sold separately from our products and include services such as development of national cyber security strategies, cyber operations monitoring, security, training, red team, incident response and tailored maturity assessments. Revenue derived from these services is recognized as the services are delivered.

Cost of Revenue

Cost of product, subscription and support revenue includes expenses related to our hosted security software, employee-related costs of our customer facing support, such as salaries, bonuses and benefits, an allocated portion of administrative costs and the amortization of deferred costs.

Cost of professional services revenue consists primarily of employee-related costs, such as salaries, bonuses and benefits, cost of contractors and an allocated portion of administrative costs.

Gross Profit

Gross profit, calculated as total revenue less total costs of revenue is affected by various factors, including the timing of our acquisition of new customers, renewals from existing customers, the data center and bandwidth costs associated with operating our cloud platform, the extent to which we expand our customer support organization, and the extent to which we can increase the efficiency of our technology and infrastructure through technological improvements. Also, we view our professional services in the context of our larger business and as a significant lead generator for future product sales. Because of these factors, our services revenue and gross profit may fluctuate over time.

Operating Expenses

Research and development

Our research and development efforts are aimed at continuing to develop and refine our products, including adding new features and modules, increasing their functionality, and enhancing the usability of our platform. Research and development costs primarily include personnel-related costs and acquired software costs. Research and development costs are expensed as incurred.

Sales and marketing

Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses and benefits for our sales and marketing employees, sales commissions that are recognized as expenses over the period of benefit, marketing programs, travel and entertainment expenses, and allocated overhead costs. We capitalize our sales commissions and recognize them as expenses over the estimated period of benefit.

We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. In particular, we will continue to invest in growing and training our sales force, broadening our brand awareness and expanding and deepening our channel partner relationships. We expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and administrative

General and administrative costs include salaries, stock-based compensation expenses, and benefits for personnel involved in our executive, finance, legal, people and culture, and administrative functions, as well as third-party professional services and fees, and overhead expenses.

We expect that general and administrative expenses will increase in absolute dollars as we hire additional personnel and enhance our systems, processes, and controls to support the growth in our business as well as our increased compliance and reporting requirements as a public company.

Other income (expense), net

Other income (expense), net consists primarily of interest income, interest expense, and foreign currency exchange gains and losses.

Provision for income taxes

Provision for income taxes consists of federal and state income taxes in the United States and income taxes and withholding taxes in certain foreign jurisdictions in which we conduct business. We maintain a full valuation allowance on our U.S. federal and state deferred tax assets.

Results of Operations

Comparison of Quarter to Date 2022 and Quarter to Date 2021

The following tables set forth our consolidated statement of operations in dollar amounts and as a percentage of total revenue for each period presented (dollars in millions):

	Three Months Ended July 31,
	2021		2020		2021 vs 2020
	(in millions)
Software, subscription and support revenue	$5.8	95%	$6.7	84%	$(0.9)	-14%
Professional services revenue	0.3	5%	1.2	16%	(0.9)	-75%

Total revenue	6.1	100%	7.9	100%	(1.9)	-24%
Cost of software, subscription and support revenue	1.7	27%	1.1	14%	0.6	53%
Cost of professional service revenue	0.1	2%	0.1	2%	0.0	20%

Total cost of revenue	1.8	30%	1.2	15%	0.6	50%

Gross profit	4.3	70%	6.7	85%	(2.5)	-37%

Operating expenses:
Research and development	7.6	125%	6.9	86%	0.7	10%
Sales and marketing	7.7	127%	7.9	99%	(0.2)	-3%
General and administrative	6.0	98%	6.2	78%	(0.2)	-3%

Total operating expenses	21.2	349%	20.9	263%	0.3	1%

Operating loss	(17.0)	-279%	(14.2)	-179%	(2.8)	20%
Other (expense) income, net	(0.2)	-4%	(0.1)	-1%	(0.2)	208%

Loss before provision for income taxes	(17.2)	-283%	(14.3)	-180%	(2.9)	21%
Provision for income taxes	0.0	1%	(0.0)	0%	0.1	nm

Net loss	$(17.2)	-283%	$(14.3)	-180%	$(2.9)	20%

Nm – Not meaningful

Revenue

Total revenue decreased by $1.9 million or (24)% in quarter to date 2022 compared to quarter to date 2021.

Software revenue decreased by $0.9 million or (14)% primarily due to the Company’s transition from contracts that had material non-recurring elements which would not renew in full to contract forms that were designed to fully renew. Therefore, the non-recurring revenue elements of contracts were minimized.

Despite the overall decline in software, subscription and support revenue, the subscription revenue portion increased by $0.5 million or 9%, in quarter to date 2022, from $5.3 million to $5.8 million and accounted for 100% of our total software revenue in quarter to date 2022, up from 79% in quarter to date 2021. A majority of that growth compared to the same period of last year has come from new customers in the Asia-Pacific region. New customers, worldwide, accounted for $2.3 million of the subscription revenue quarter to date 2022.

Professional services revenue decreased $0.9 million or (75)% in quarter to date 2022 compared to quarter to date 2021, primarily due to the completion of a national cybersecurity strategy engagement in EMEA in fiscal 2021 and delays in professional services contract starts in quarter to date 2022 due to lockdowns from COVID-19, which are expected in the second half of fiscal year 2022. Professional services accounted for 5% of our total revenue in quarter to date 2022 and for 16% of our total revenue in quarter to date 2021.

Cost of revenue

Total cost of revenue increased by $0.6 million or 50%, in quarter to date 2022, compared to quarter to date 2021. Cost of software, subscription and support revenue increased by $0.6 million or 53%, in quarter to date 2022, compared to quarter to date 2021. The increase was due primarily to an increase in customer cloud cost during quarter to date 2022 compared to quarter to date 2021.

Cost of professional service revenue remained consistent when comparing quarter to date 2022 and quarter to date 2021.

Gross Profit and Gross Margin

Mix changes in cost of revenue resulted in a decrease in software gross margin to 71.1% in quarter to date 2022 compared to 83.7% in quarter to date 2021, and a decrease in professional services gross margin to 52.0% in quarter to date 2022 compared to 90.1% in quarter to date 2021. Quarter to date 2021 margin was unusually high as we onboarded 2 significant revenue customers which hadn’t yet ramped their full cloud costs in period and finalized delivery of key significant service contract in EMEA. Professional services margin will continue to be volatile contract to contract as we scale the business.

We expect that gross margins for the rest of fiscal 2022 to improve slightly to achieve our full year guidance. Margins may remain volatile compared to fiscal 2021 due to the continuing presence of large contracts in our revenue mix.

The following tables show gross profit and gross margin, respectively, for software products and support revenue and professional services revenue for quarter to date 2022 as compared to quarter to date 2021.

	Three Months Ended July 31,
	2021	2020	2021 vs 2020
	(in millions)
Software products margin	$4.1	$5.6	$(1.5)	-27%
Professional services margin	0.2	1.1	(1.0)	-86%

Total Gross profit margin	$4.3	$6.7	$(2.5)	-37%

	2021	2020	Change
Software products margin	71.1%	83.7%	-12.6%
Professional services margin	52.0%	90.1%	-38.2%

Total Gross profit margin	70.1%	84.7%	-14.6%

Operating expenses

Research and development

Research and development expenses increased by $0.7 million or 10%, in quarter to date 2022, compared to quarter to date 2021 primarily due to the ramping resources to support product development. At 125% of total revenues in quarter to date 2022 compared to 86% in quarter to date 2021, we expect that our overall R&D expenditure rate as a percentage of revenues will decline in the future.

Sales and marketing

Sales and marketing cost decreased by $0.2 million or (3)% in quarter to date 2022, compared to quarter to date 2021, primarily due to a large number of newly hired but not yet trained sales and marketing personnel in quarter to date 2021 which, decreased 20% over the course of the fiscal year as the company settled on its highest performing personnel. This led to an 8% decrease in sales and marketing payroll costs in year to date 2022 compared to the comparable period prior year. At 127% of total revenues in quarter to date 2022 compared to 99% in quarter to date 2021, we expect that our overall sales and marketing expenditure rates as a percentage of revenues will decline in the future.

General and administrative

General and administrative costs decreased by $0.2 million when comparing quarter to date 2022 to quarter to date 2021, quarter to date 2022 includes $0.6 million of one-time charges relating to the Business Combination. Quarter to date 2022 general and administrative expenses were at 98% of total revenues compared to 78% in quarter to date 2021. Quarter to date 2022 expenses were higher due to additional costs stemming from preparations to operate as an SEC compliant company and a lower-than-normal building rent, travel and depreciation expenses during quarter to date 2021 as the company was operating in a wholly remote manner. We expect that our overall general and administrative expenditure rates as a percentage of revenues will decline in the future.

Other (expense) income, net

Other (expense) income, changed by $(0.2) million in quarter to date 2022, compared to quarter to date 2021, primarily due to an increase in interest expense related to the new loan entered into during the three months ended July 31, 2021. Please refer to the Liquidity and Capital Resources section for more information about the loan.

Provision for income taxes

The change in provision for income taxes was immaterial to the results of operations primarily due to our continued net loss position, the accumulation of net loss carryforwards, and offsetting valuation allowance.

Comparison of Year to Date 2022 and Year to Date 2021

The following tables set forth our consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented (dollars in millions):

	Six Months Ended July 31,
	2021		2020		2021 vs 2020
	(in millions)
Software, subscription and support revenue	$11.9	96%	$12.1	82%	$(0.2)	-2%
Professional services revenue	0.5	4%	2.7	18%	(2.2)	-80%

Total revenue	12.5	100%	14.8	100%	(2.4)	-16%
Cost of software, subscription and support revenue	3.4	27%	2.6	18%	0.8	30%
Cost of professional service revenue	0.3	3%	0.4	3%	(0.1)	-24%

Total cost of revenue	3.8	30%	3.1	21%	0.7	23%

Gross profit	8.7	70%	11.8	79%	(3.1)	-26%

Operating expenses:
Research and development	14.5	116%	14.3	96%	0.2	1%
Sales and marketing	14.8	119%	16.1	109%	(1.3)	-8%

General and administrative	11.7	94%	12.0	81%	(0.3)	-2%

Total operating expenses	41.0	329%	42.4	286%	(1.4)	-3%

Operating loss	(32.3)	-259%	(30.6)	-207%	(1.7)	5%
Other (expense) income, net	(0.4)	-3%	(0.1)	0%	(0.3)	581%

Loss before provision for income taxes	(32.6)	-262%	(30.7)	-207%	(2.0)	6%
Provision for income taxes	(0.0)	0%	(0.0)	0%	0.0	nm

Net loss	$(32.7)	-262%	$(30.7)	-207%	$(2.0)	6%

Nm – Not meaningful

Revenue

Total revenue decreased by $2.4 million or (16)% in year to date 2022 compared to year to date 2021.

Software revenue decreased by $0.2 million primarily due to the Company’s transition from contracts that had material non-recurring elements which would not renew in full to contract forms that were designed to fully renew. Therefore, the non-recurring revenue elements of contracts were minimized.

Despite the overall decline in software, subscription and support revenue, the subscription revenue portion increased by $2.8 million or 31%, in year to date 2022, from $9.1 million to $11.9 million and accounted for 100% of our total software revenue in year to date 2022, up from 75% in year to date 2021. A majority of that growth compared to the same period of last year has come from the Asia-Pacific region. New customers, worldwide, accounted for $4.6 million of the subscription revenue year to date 2022.

Professional services revenue decreased $2.2 million or (80)% in year to date 2022 compared to year to date 2021, primarily due to the completion of a national cybersecurity strategy engagement in EMEA in fiscal 2021 and delays in professional services contract starts in year to date 2022 due to lockdowns from COVID-19, which are expected in the second half of fiscal year 2022. Professional services accounted for 4% of our total revenue in year to date 2022 and for 18% of our total revenue in year to date 2021.

Cost of revenue

Total cost of revenue increased by $0.7 million or 23%, in year to date 2022, compared to year to date 2021. Cost of software, subscription and support revenue increased by $0.8 million or 30%, in year to date 2022, compared to year to date 2021. The increase was due primarily to an increase in customer cloud cost during year to date 2022 compared to year to date 2021.

Cost of professional service revenue decreased by $0.1 million or (24)% in year to date 2022, compared to year to date 2021. The decrease in cost of service revenue was primarily due to a decrease in overall professional services activity in year to date 2022 compared to year to date 2021.

Gross Profit and Gross Margin

Mix changes in cost of revenue resulted in a decrease in software gross margin to 71.3% in year to date 2022 compared to 78.3% in year to date 2021, and a decrease in professional services gross margin to 39.4% in year to date 2022 compared to 84.0% in year to date 2021. Year to date 2021 margin was unusually high as we onboarded 2 significant revenue customers which hadn’t yet ramped their full cloud costs in period and finalized delivery of key significant service contract in EMEA. Professional services margin will continue to be volatile contract to contract as we scale the business.

We expect that gross margins for the rest of fiscal 2022 to improve. Margins may remain volatile compared to fiscal 2021 due to the continuing presence of large contracts in our revenue mix.

The following tables show gross profit and gross margin, respectively, for software products and support revenue and professional services revenue for year to date 2022 as compared to year to date 2021.

	Six Months Ended July 31,
	2021	2020	2021 vs 2020
	(in millions)
Software products margin	$8.5	$9.5	$(1.0)	-10%
Professional services margin	0.2	2.3	(2.1)	-91%

Total Gross profit margin	$8.7	$11.8	$(3.1)	-26%

	2021	2020	Change
Software products margin	71.3%	78.3%	-7.0%
Professional services margin	39.4%	84.0%	-44.6%
Total Gross profit margin	69.9%	79.3%	-9.5%

Operating expenses

Research and development

Research and development expenses increased by $0.2 million or 1%, in year to date 2022, compared to year to date 2021 primarily due to the ramping resources to support product development. At 116% of total revenues in year to date 2022 compared to 96% in year to date 2021, we expect that our overall R&D expenditure rate as a percentage of revenues will decline in the future.

Sales and marketing

Sales and marketing cost decreased by $1.3 million or (8)% in year to date 2022, compared to year to date 2021, primarily due to a large number of newly hired but not yet trained sales and marketing personnel in year to date 2021 which, decreased 20% over the course of the fiscal year as the company settled on its highest performing personnel. This led to an 8% decrease in sales and marketing payroll costs in year to date 2022 compared to the comparable period prior year. At 119% of total revenues in year to date 2022 compared to 109% in year to date 2021, we expect that our overall sales and marketing expenditure rates as a percentage of revenues will decline in the future.

General and administrative

General and administrative costs decreased by $0.3 million when comparing year to date 2022 to year to date 2021, year to date 2022 includes $0.6 million of one-time charges relating to the Business Combination. Year to date 2022 general and administrative expenses were at 94% of total revenues compared to 81% in year to date 2021. Year to date 2022 expenses were higher due to additional costs stemming from preparations to operate as an SEC compliant company and a lower-than-normal building rent, travel and depreciation expenses during year to date 2021 as the company was operating in a wholly remote manner. We expect that our overall general and administrative expenditure rates as a percentage of revenues will decline in the future.

Other (expense) income, net

Other (expense) income, changed by $(0.3) million in year to date 2022, compared to year to date 2021, primarily due to an increase in interest expense related to the new loan entered into during the three months ended July 31, 2021. Please refer to the Liquidity and Capital Resources section for more information about the loan.

Provision for income taxes

The change in provision for income taxes was immaterial to the results of operations primarily due to our continued net loss position, the accumulation of net loss carryforwards, and offsetting valuation allowance.

The following tables set forth our consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented (dollars in millions):

	Year Ended January 31,
	2021		2020		2021 vs 2020
	(in millions)
Products, subscription and support revenue	$24.7	85%	$19.8	85%	$4.9	25%
Professional services revenue	4.5	15%	3.4	15%	1.1	32%

Total revenue	29.2	100%	23.2	100%	6.0	26%
Cost of product, subscription and support revenue	5.4	18%	5.9	25%	(0.5)	-8%
Cost of professional service revenue	1.6	5%	0.7	3%	0.9	129%

Total cost of revenue	7.0	24%	6.6	29%	0.4	6%

Gross profit	22.2	76%	16.6	72%	5.6	34%

Operating expenses:
Research and development	25.8	88%	26.6	115%	(0.8)	-3%
Sales and marketing	30.4	104%	17.9	77%	12.5	70%
General and administrative	21.3	73%	20.5	88%	0.8	4%

Total operating expenses	77.5	265%	65.0	280%	12.5	19%

Operating loss	(55.3)	-189%	(48.4)	-209%	(6.9)	14%
Other income, net	(0.0)	0%	0.5	2%	(0.5)	-100%

Loss before provision for income taxes	(55.3)	-189%	(47.9)	-206%	(7.4)	15%
Provision for income taxes	(0.1)	0%	(0.0)	0%	(0.1)	nm

Net loss	$(55.4)	-190%	$(47.9)	-206%	$(7.5)	16%

Nm – not meaningful

Revenue

Total revenue increased by $6.0 million or 26% in fiscal 2021 compared to fiscal 2020. The increase was mostly due to disproportionally high growth as the APJ and EMEA regions came online with their sales teams, increasing the proportion of total revenues from those regions to 26% and 13% of the total revenues in fiscal 2021, respectively, up from 7% and 7%, respectively in fiscal 2020.

Software, subscription and support revenue accounted for 85% of our total revenue in both fiscal 2021 and fiscal 2020. Software, subscription and support revenue accounted for 85% of our total revenue in both fiscal 2021 and fiscal 2020. The cloud-based subscription revenue portion increased by $6.0 million or 154%, in fiscal 2021, from $3.9 million to $9.9 million and accounted for 40% of our total software revenue overall in fiscal 2021, up from 20% in fiscal 2020. The increase in subscription revenue was driven primarily by $4.0 million of revenue from three large contracts from new customers starting in fiscal 2021 and $2.4 million in increased revenue from contracts with existing customers who either upsold or had proceeded into their first full year of revenue recognition. These increases were offset in part by a net revenue decrease of $0.4 million from several smaller customers.

Professional services revenue accounted for 15% of our total revenue in both fiscal 2021 and fiscal 2020. The professional services revenue increased $1.1 million or 32% in fiscal 2021 compared to fiscal 2020, primarily due to a large, $1.5 million consulting contract with a new customer to advise a country in the EMEA region about strategies for protecting their nation. Though several professional services contracts reoccur on a regular basis, most are project specific and last less than a fiscal year.

Cost of revenue

Total cost of revenue increased by $0.4 million or 6%, in fiscal 2021, compared to fiscal 2020. Cost of software, subscription and support revenue decreased by $0.5 million or (8)%, in fiscal 2021, compared to fiscal 2020. The decrease was due primarily to more efficient purchasing of third-party computing costs and increased efficiency in providing software support to customers.

Cost of professional service revenue increased by $0.9 million in fiscal 2021, compared to fiscal 2020. The increase in cost of service revenue was primarily due to an increase in overall professional services activity in fiscal 2021 compared to fiscal 2020 combined with an increasing proportion of traditional services margin contracts in the mix, resulting in a decline in the overall services margin to 64%.

Gross Profit and Gross Margin

Favorable changes in the cost of revenue resulted in an increase in software gross margin to 78.1% in fiscal 2021 compared to 70.2% in fiscal 2020. We expect that gross margins for fiscal 2022 will continue to be above the fiscal 2020 level. However, margins may remain volatile compared to fiscal 2021 due to the continuing presence of large contracts in our revenue mix.

The following tables show gross profit and gross margin, respectively, for software products and support revenue and professional services revenue for fiscal 2021 as compared to fiscal 2020.

	Year Ended January 31,
	2021	2020	2021 vs 2020
	(in millions)
Software products margin	$19.3	$13.9	$5.4	39%
Professional services margin	2.9	2.6	0.3	12%

Total Gross profit margin	$22.2	$16.5	$5.7	35%

	2021	2020	Change
Software products margin	78.1%	70.2%	7.9%
Professional services margin	64.4%	79.4%	-15.0%

Total Gross profit margin	76.0%	71.6%	4.4%

Operating expenses

Research and development

Research and development expenses decreased by $0.8 million or (3%), in fiscal 2021, compared to fiscal 2020 as we reorganized our engineering departments towards our cloud-based and increasingly SaaS-delivered software offerings and paused net hiring as we completed that transition. At 88% of total revenues in fiscal year 2021 compared to 115% in fiscal 2020, we expect that our overall R&D expenditure rate as a percentage of revenues will continue to decline in the future.

Sales and marketing

Sales and marketing cost increased by $12.5 million or 70% in fiscal 2021, compared to fiscal 2020, primarily due to the continued build out of our sales force globally. We either expanded or initiated activity in Singapore, Japan, Australia, the United Kingdom and in the United Arab Emirates throughout fiscal 2020, resulting in a partial year impact to sale and marketing costs. Aside from the Customer Success teams that had become established by the beginning of fiscal year 2020, the remainder of that Sales and Marketing headcount, inclusive of sales support personnel ended fiscal 2020 with an average through the year of 41 full time equivalents. In comparison, for fiscal 2021, we had an average of 90 full time equivalents (a 120% increase compared to the prior year). At 104% of total revenues in fiscal 2021 compared to 77% in fiscal 2020, we expect that our overall sales and marketing expenditure rates as a percentage of revenues will begin to decline in the future.

General and administrative

General and administrative costs increased by $0.8 million or 4% in fiscal 2021, compared to fiscal 2020 primarily due to $1.5 million of one-time charges relating to our response to COVID-19 restrictions and our staffing shift towards our cloud deployment and support models. These one-time charges included the costs of ending or reducing existing office leases, and severance and extended health benefits for employees. Absent those charges, general and administrative costs would have declined by $0.6 million, or (3%). At 68% of total revenues in fiscal 2021 compared to 88% in fiscal 2020, excluding the one-time charges, we expect that our overall general and administrative expenditure rates as a percentage of revenues will continue to decline in the future.

Other income (expense), net

Other income, net decreased by $0.5 million in fiscal 2021, compared to fiscal 2020 primarily due to a reduction in interest income from investments.

Provision for income taxes

The change in provision for income taxes was immaterial to the results of operations primarily due to our continued net loss position, the accumulation of net loss carryforwards, and offsetting valuation allowance.

Liquidity and Capital Resources

We have incurred losses and negative cash flows from operations since inception and had accumulated deficits of $207.7 million and $150.4 million as of July 31, 2021 and 2020, respectively. Through July 31, 2021, we have funded our operations with proceeds from sales of IronNet common stock and preferred stock and receipts from sales of our products and services to customers in the ordinary course of business.

On June 21, 2021, we entered into a loan and security agreement, or the loan agreement, with an entity affiliated with Silicon Valley Bank, or SVB, for borrowings of up to $15.0 million. Under the terms of the loan agreement, an initial tranche of $10.0 million was advanced on June 21, 2021, and we received the second advance of $5.0 million on July 6, 2021. Amounts outstanding under the loan agreement accrue interest at 8.0% per annum. We are obligated only to make payments of accrued interest until the maturity date of the loan, which will be the closing date of the Business Combination, August 26, 2021. We are also be obligated to make a final payment of $0.5 million to SVB upon the maturity date of the loan. We may voluntarily prepay amounts outstanding under the loan agreement, subject to the payment of the same final payment to SVB described in the preceding sentence. Our obligations under the SVB loan are secured by substantially all of our assets. The loan agreement with SVB contains negative covenants restricting our activities, including limitations on dispositions, mergers or acquisitions, incurring indebtedness or liens, paying dividends or making investments and other specified business transactions. There are no financial covenants associated with the loan agreement. Our obligations under the loan agreement are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition. The Business Combination was consummated on August 26, 2021 and the $15 million loan, along with fees and interest, was paid off on August 27, 2021.

Based on our current growth plan, our cash and cash equivalents of $14.1 million, our collectible accounts receivable of $7.8 million, along with the receipt of the gross proceeds of $138.8 million before fees and expenses related to the closing of the Business Combination on August 26, 2021, we believe that we have cash balances as well as the ability to raise sufficient additional capital to enable us to fund our operating expenses and capital expenditure requirements in the ordinary course of business into at least the fourth quarter of fiscal year 2023. Accordingly, the company meets the going concern requirements on which the financial statements have been based.

Our future capital requirements will depend on many factors, including, but not limited to the rate of our growth, our ability to attract and retain customers and their willingness and ability to pay for our products and services, and the timing and extent of spending to support our efforts to market and develop our products. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, strategic partnerships, and technologies. As such, we may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If additional funds are not available to us on acceptable terms, or at all, our business, financial condition, and results of operations could be adversely affected.

Cash Flows

For Year to Date 2022 and Year to Date 2021

The following table summarizes our cash flows for the periods presented:

	Six Months Ended July 31,
	2021	2020
	(in millions)
Net cash used in operating activities	$(31.2)	$(28.8)
Net cash (used in) provided by investing activities	$(1.2)	$1.2
Net cash provided by financing activities	$15.1	$47.2

Operating Activities

Net cash used in operating activities during year to date 2022 was $(31.2) million, which resulted from a net loss of $(32.7) million, primarily driven by growth-related operating expenses exceeding the gross profits from sales, adjusted for non-cash charges of $0.5 million and net cash inflows of $1.0 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $0.4 million of depreciation and amortization expense. Cash used in operating activities during year to date 2022 benefited from the change in accrued expenses of $3.0 million, offset from the change in accounts receivable of $(1.2) million, which is the result of timing of new customer contracts.

Net cash used in operating activities during year to date 2021 was $(28.8) million, which resulted from a net loss of $(30.7) million adjusted for noncash charges of $0.8 million and net cash inflows of $1.1 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $0.7 million of depreciation and amortization expense. Cash used in operating activities during year to date 2021 benefited from the change in deferred revenue of $1.6 million, offset by a change in accounts receivable of $(0.9) million.

Investing Activities

Net cash used in investing activities during year to date 2022 of $(1.2) million was primarily due to $1.2 million in purchases of property and equipment.

Net cash provided by investing activities during year to date 2021 of $1.2 million was primarily due to net proceeds from sales and maturities of investments of $1.4 million offset by $0.2 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities of $15.1 million during year to date 2022 was primarily due to net proceeds from issuing common stock for $0.3 million, proceeds from stock subscriptions for $0.3 million and $15.0 million from the loan issued during the year to date 2022, offset by payment of deferred transaction costs of $0.5 million.

Net cash provided by financing activities of $47.2 million during year to date 2021 was primarily due to net proceeds from our sale of Series B preferred stock of $41.6 million and the net proceeds from the PPP loan of $5.6 million.

The following table summarizes our cash flows for the periods presented:

	Year Ended January 31,
	2021	2020
	(in millions)
Net cash used in operating activities	$(42.7)	$(48.8)
Net cash provided by investing activities	$0.1	$24.2
Net cash provided by financing activities	$63.3	$10.7

Operating Activities

Net cash used in operating activities during fiscal 2021 was $(42.7) million, which resulted from a net loss of $(55.4) million, primarily driven by growth-related operating expenses exceeding the gross profits from sales, adjusted for non-cash charges of $1.4 million and net cash inflows of $11.3 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $1.2 million of depreciation and amortization expense, $0.2 million in losses on the sale of fixed assets as the result of the closure of facilities, offset by a net credit in stock-based compensation expense due to increased forfeiture rates in fiscal 2021. Cash used in operating activities during fiscal 2021 benefited from the change in deferred revenue of $13.7 million, offset by a change in accounts receivable of $(3.4) million, which were the result of timing of new customer contracts.

Net cash used in operating activities during fiscal 2020 was $(48.8) million, which resulted from a net loss of $(47.9) million adjusted for non-cash charges of $1.2 million and net cash outflows of $(2.1) million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $1.0 million of depreciation and amortization expense and stock-based compensation expense of $0.2 million. Cash used in operating activities during fiscal year 2020 was the result of spending on inventory in preparation of new customer contracts and changes in accounts payable.

Investing Activities

Net cash provided by investing activities during fiscal 2021 of $0.1 million was primarily due to $1.0 million in proceeds from the maturity of investments and $0.1 million in proceeds from the sale of property and equipment offset by $1.0 million in purchases of property and equipment.

Net cash provided by investing activities during fiscal 2020 of $24.2 million was primarily due to net proceeds from sales and maturities of investments of $25.2 million offset by $1.1 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities of $63.3 million during fiscal 2021 was primarily due to net proceeds from our sale of Series B preferred stock of $57.4 million, the net proceeds from the PPP loan of $5.6 million and the issuance of common stock, including upon exercise of stock options by employees of $0.3 million.

Net cash provided by financing activities of $10.7 million during fiscal 2020 was primarily due to net proceeds from our sale of Series B preferred stock of $10.6 million and the issuance of common stock upon the exercise of stock options by employees of $0.1 million.

Contractual obligations

Our principal commitments consist of lease obligations for office space. For more information regarding our lease obligations, see Note 6, Commitments and Contingencies to the interim condensed consolidated financial statements filed as Exhibit 99.1 to the report to which this discussion and analysis is included as an exhibit. In addition, as described above, we received proceeds from a PPP loan resulting in debt on our balance sheet. We funded these obligations with cash flows from operations and existing cash.

During year to date 2022 and in future years, we have made and expect to continue to make additional investments in our product, scale our operations, and continue to enhance our security measures. We will continue to expand the use of software systems to scale with our overall growth.

Off-Balance sheet arrangements

As of July 31, 2021, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting policies, assumptions and judgements that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Our revenues are derived from sales of software, subscriptions, support and maintenance, and other services. The Company satisfies performance obligations to recognize revenue for a single performance obligation ratably over the expected term with the customer.

Revenue is recognized when all of the following criteria are met:

•

Identification of the contract, or contracts, with a customer—A contract with a customer to account for exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) we determine that collection of substantially all consideration to which we will be entitled in exchange for goods or services that will be transferred is probable based on the customer’s intent and ability to pay the promised consideration.

•

Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, we apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

•	Determination of the transaction price—The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.

•

Allocation of the transaction price to the performance obligations in the contract—We allocate the transaction price to each performance obligation based on the amount of consideration expected to be received in exchange for transferring goods and services to the customer. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation on a relative standalone selling price based on the observable selling price of our products and services.

•

Recognition of revenue when, or as, we satisfy performance obligations—We satisfy performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

Costs to Obtain or Fulfill a Contract

We capitalize incremental costs of obtaining a non-cancelable subscription and support revenue contract and on professional services revenue as contract acquisition costs. The capitalized amounts consist primarily of sales commissions paid to our direct sales force. The capitalized amounts are recoverable through future revenue streams under all non-cancelable customer contracts. Amortization of capitalized costs, which occurs on a straightline basis, is included in Sales and marketing expense in the accompanying consolidated statements of operations. Contract fulfillment costs include appliance hardware and installation costs that are essential in providing the future benefit of the solution, which are also capitalized. We amortize our contract fulfillment costs ratably over the contract term in a manner consistent with the related revenue recognition on that contract and are included in cost of revenue.

Stock-based Compensation

We recognize expense for stock-based compensation awards based on the estimated fair value of the award on the date of grant or date of modification, which is amortized on a straight-line basis over the employee’s or director’s requisite service period, generally the vesting period of the award. We use the Black-Scholes pricing model to estimate the fair value of options on the date of grant. On August 26, 2021, the Board authorized that the Liquidity Event Satisfaction for the restricted stock units will be deemed to have been met as a result of the merger and shares of common stock subject to the awards will be delivered, in accordance with the terms of the Restricted Stock Unit Agreement.

The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. We grant stock options at exercise prices determined equal to the fair value of common stock on the date of the grant. The fair value of our common stock at each measurement date is based on a number of factors, including the results of third-party valuations, our historical financial performance, and observable arms-length sales of our capital stock including convertible preferred stock, and the prospects of a liquidity event, among other inputs. We estimate an expected forfeiture rate for stock options, which is factored into the determination of stock-based compensation expense. The volatility assumption is based on the historical and implied volatility of our peer group with similar business models. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The dividend yield percentage is zero because we do not currently pay dividends nor do we intend to do so in the future.

These estimates involve inherent uncertainties and the use of different assumptions may have resulted in stock-based compensation expense that was different from the amounts recorded.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

As of July 31, 2021, we were a private company and historically had limited accounting and financial reporting personnel and other resources with which to address our internal control over financial reporting. In connection with the preparation and audit of our consolidated financial statements for the year ended January 31, 2021, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We did not have a sufficient number of personnel with an appropriate degree of accounting and internal controls knowledge, experience, and training to appropriately analyze, record and disclose accounting matters commensurate with IronNet’s accounting and reporting requirements, which resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of their financial reporting objectives. This material weakness contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls over the review of journal entries and account reconciliations. Specifically, certain personnel have the ability to both (i) create and post journal entries within IronNet’s general ledger system, and (ii) prepare and review account reconciliations.

•

We did not design and maintain effective controls over information technology general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (i) program change management controls for the financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) appropriate user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs and data to appropriate Company personnel; (iii) computer operations controls to ensure data backups are authorized and restorations monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These material weaknesses did not result in a material misstatement to the consolidated financial statements. However, these material weaknesses could result in a misstatement of substantially all accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

With the oversight of senior management, we have instituted plans to remediate these material weaknesses and will continue to take remediation steps, including hiring additional key supporting accounting personnel with public company reporting and accounting operations experience. We are also implementing the required segregation of roles and duties both in manual and systems related processes including for journal entries and account reconciliation, and formalizing the documentation and performance of remaining information technology general controls for information systems utilized for financial reporting. We believe the measures described above will remediate the material weakness identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.

Quantitative and Qualitative Disclosures about Market Risk

We have operations in the United States and internationally, and we are exposed to market risk in the ordinary course of our business.

Foreign Currency Risk

The significant majority of our sales contracts are denominated in U.S. dollars, with a small number of contracts denominated in foreign currencies. A portion of our operating expenses are incurred outside the United States, denominated in foreign currencies and subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Singapore Dollar, British Pound, Japanese Yen and Australian Dollar. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our consolidated statements of operations. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements for year to date 2022 or fiscal year 2021. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.

Emerging Growth Company (“EGC”) Status

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may or may not be comparable to companies that comply with new or revised accounting pronouncements as of public companies’ effective dates.